EXHIBIT 99.2

AgFeed Industries, Inc. Announces Major Hog Production Complex

NEW YORK, April 14, 2010 AgFeed Industries, Inc. (Nasdaq: FEED, NYSE Alternext: ALHOG - News), one of the largest independent hog production and animal nutrient companies in China, today announced that it has agreed to invest in a hog production project in conjunction with Xinyu City in Jiangxi province.  The two-year project encompasses the building of 5 western model hog farms, totaling 25,000 sows.  The initial phase of the project will encompass an investment of $18 million to build two 5,000 head sow farms, one 200 head boar stud farm and one 2,600 head multiplier facility.  Upon completion the first phase of this complex shall have an annual hog production capacity approaching 230,000.

Construction for the initial phase will begin in May 2010, with the goal of completing the second phase during 2012.  The Xinyu complex will have annual production capacity of up to 600,000 hogs.

As part of its agreement with AgFeed, the local authorities will be responsible for clearing the land and developing the necessary infrastructure for the new farms.  This will include the required water supply, electrical systems and the construction of the roads and highways necessary to accommodate all of the farms.

Dr. Songyan Li, Chairman of AgFeed, said, “The Xinyu site is located 80 miles from our company’s Nanchang headquarters and 530 miles from Shanghai, one of our major markets.  It is ideally located to support our plans to establish our company as a fully integrated producer.  The agreement is consistent with our core strategy of: ‘AgFeed, Government, Farmer’, all working collaboratively to meet growing consumer demand and assuring the highest standards of food safety.  AgFeed providing the western production systems, including genetics, the government providing support for our production systems and philosophy towards its goal of assuring food safety, and the farmers, who are trained in modern western hog raising methods and will experience increased earnings.”

Mr. Junhong Xiong, President and CEO, stated, “The Xinyu city government was very active in recruiting and selecting AgFeed for this project.  We look forward to working on a cooperative basis with local; farmers, banks and government in arranging financing so that the local farmers can establish modern finishing facilities of AgFeed’s design. Our team will train, provide nutritional and other technical support, and guide the local farmers to assure that the hogs are finished to our high standards.  We believe that the local farmers will make a fair and consistent profit while successfully implementing our programs.  This project is similar to our project in DaHua, Guangxi Province, where construction began in November 2009.   Together our Xinyu and DaHua complexes will have the capacity to produce over 800,000 top line hogs a year.”

Gerry Daignault, Chief Operating Officer, commented, “Our joint venture partner M2P2 will direct the process of designing and building the facilities in Xinyu, just as they are currently doing in DaHua.   Our feed division will be building new feed mills in these cities in order to supply our new centers of hog production.  As part of the development of these new feed mills we will also introduce western style bulk delivery of our complete hog feed, a first of its kind in China.  All these initiatives move us forward in our plan to own all three verticals of production:  feed, hog and processing.”

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China. AgFeed has two profitable business lines -- animal nutrients in premix, concentrates and complete feeds and hog production. AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed company in terms of revenues. China is the world's largest hog producing country that produced over 645 million hogs in 2009, compared to approximately 100 million hogs produced annually in the U.S. China also has the world's largest consumer base for pork consumption. Over 62% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The feed markets in which AgFeed operates represent a $20 billion segment of China's $58 billion per year animal feed market.

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Contact:  Investor Relations: AgFeed Industries, Inc.     Tel: (917) 804-3584     Email: ir@agfeedinc.com

The Company's policy is to handle all questions by email to ir@agfeedinc.com and they will be answered as soon as possible.